UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☑	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
PREMIER EXHIBITIONS, INC.

(Name of Registrant as Specified In Its Charter)
Sellers Capital Master Fund, Ltd.
Sellers Capital LLC

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)
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December 18, 2008
Dear Shareholder,
We are attaching with this letter a copy of Sellers Capital’s definitive Consent Solicitation Statement filed today with the Securities and Exchange Commission. We have also included another attachment that has the Consent Card that must be executed if you elect to support Sellers Capital and have our four directors elected to the Board of Premier Exhibitions, Inc.
If you would like to execute the attached Consent Card before receiving the Consent Card that is being mailed to you, there are certain steps that must be followed for your consent to be valid. These steps are simple and are as follows:
1)	Complete the Consent Card by:
a.	Checking the box marked “Consents” at the top of the card;

b.	In the bottom left hand corner Date the Consent Card and sign it indicating the name on the account in which the shares are held (NOTE: if you own shares in multiple accounts you can aggregate the accounts into one Consent Card.
2)	Take the completed Consent Card to the broker that holds your account and ask them to do the following:
a.	Affix their Medallion Guarantee stamp in the bottom right hand corner; along with the broker’s DTC number in same area; and

b.	write in the number of shares that you are voting.
3)	Please send your original, executed Consent Card to The Altman Group at the address indicated below:
The Altman Group, Inc.
1200 Wall Street West, 3rd floor
Lyndhurst, NJ 07071
Attn: Peter Casey
You may also fax your completed Consent Card to The Altman Group at 201-460-0050 before mailing it or you can email it to pcasey@altmangroup.com
Once you send in your completed Consent Card and have confirmed its receipt, you are done. Do not send in any Consent forms that are sent to you by the Company. You can disregard them.
Thank you for your support of Sellers Capital. If you have any questions please call me at the number below or Peter Casey at The Altman Group (201-806-2214).
Sincerely,
Samuel S. Weiser
Chief Operating Officer
312-775-1307
311 S. Wacker Dr., Ste 925 Chicago, Illinois 60606 P (312) 775-1307 F (312) 775-1310 sweiser@sellerscapital.com